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[LOGO OF ERNST & YOUNG LLP]


                        Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3 of Frontier Corporation and to the incorporation by reference of our report dated January 17, 1996, with respect to the consolidated financial statements and schedule of ALC Communications Corporation incorporated by reference in the Annual Report on Form 10-K of Frontier Corporation for the year ended December 31, 1997 and the Current Report on Form 8-K of Frontier Corporation dated June 17, 1998 each filed with the Securities and Exchange Commission.



/s/ ERNST & YOUNG LLP

Detroit, Michigan
February 10, 1999